UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2019

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4448	36-0781620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 948-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	BAX (NYSE)	New York Stock Exchange
Chicago Stock Exchange
1.3% Global Notes due 2025	BAX 25	New York Stock Exchange
1.3% Global Notes due 2029	BAX 29	New York Stock Exchange
0.4% Global Notes due 2024	BAX 24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition.

On October 24, 2019, Baxter International Inc. (the “Company”) issued a press release reporting certain preliminary operating results for the quarter ended September 30, 2019, and announcing that the Company began an internal investigation of misstatements in previously reported non-operating income related to foreign exchange gains and losses. The press release, including attachments, is furnished as Exhibit 99.1 to this report.

Item 8.01 Other Events.

Investigation

As announced in the press release dated October 24, 2019, the Company recently began an investigation into certain intra-Company transactions undertaken for the purpose of generating foreign exchange gains or losses. These transactions used a foreign exchange rate convention historically applied by the Company that was not in accordance with generally accepted accounting principles and enabled intra-Company transactions to be undertaken after the related exchange rates were already known. The Company is being assisted in the investigation by experienced external counsel and consultants.

These intra-Company transactions resulted in certain misstatements in the Company’s previously reported non-operating income related to net foreign exchange gains. Within “Other (income) expense, net,” the Company previously reported net foreign exchange gains of $8 million, $113 million, $28 million, $50 million, $73 million, and $22 million, for the years 2014, 2015, 2016, 2017, 2018, and the first half of 2019, respectively. The investigation is not limited to these periods and any subsequent adjustments to previously reported foreign exchange gains and losses may alter those non-operating income results.

The Audit Committee of the Company’s Board of Directors is overseeing the investigation with the assistance of independent, experienced external advisors. The Company voluntarily advised the staff of the Securities and Exchange Commission (“SEC”) that the internal investigation is underway and intends to provide additional information to the SEC as the investigation progresses. The Company does not expect to file its Quarterly Report on Form 10-Q for the period ended September 30, 2019 on a timely basis. The investigation is in its early stages and the Company cannot predict its duration or outcome.

FDA Warning Letter

As previously disclosed, the U.S. Food and Drug Administration (“FDA”) commenced an inspection of Claris Injectables Limited’s (“Claris”) facilities in Ahmedabad, India in July 2017, immediately prior to the closing of the Company’s acquisition of Claris. FDA completed the inspection and subsequently issued a related Warning Letter (the “Claris Warning Letter”). While FDA has not yet re-inspected the facilities, the Company is continuing to implement corrective and preventive actions to address FDA’s prior observations and other items identified in connection with integrating Claris into our quality systems.

While management cannot speculate on when the Claris Warning Letter will be lifted, management continues to pursue and implement other manufacturing locations, including contract manufacturing organizations, to support the production of new products for distribution in the U.S. in the meantime. As of September 30, 2019, the Company has secured alternative locations to produce a majority of the planned new products for distribution into the U.S.

The Company’s Pharmaceuticals global business unit remains committed to pursuing its $550 million goal in 2023 new product revenue, inclusive of Ahmedabad, through accelerated internal programs, external Business Development and Licensing, and alternative manufacturing locations.

Litigation

In August 2019, the Company was served with an amended complaint filed by Fayette County, Georgia in the MDL In re: National Prescription Opiate Litigation pending in the U.S. District Court, Northern District of Ohio (the “Complaint”). The Complaint alleges that multiple manufacturers and distributors of opiate products improperly marketed and diverted these products, which caused harm to Fayette County. The Complaint is limited in its allegations as to Baxter and does not distinguish between injectable opiate products and orally administered opiates. The Company manufactured generic injectable opiate products in its facility in Cherry Hill, NJ. The Company divested this facility in 2011.

Item 9.01 Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release Dated October 24, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 24, 2019	BAXTER INTERNATIONAL INC.

	By:	/s/ James K. Saccaro
	Name:	James K. Saccaro
	Title:	Executive Vice President and Chief Financial Officer